**IMMEDIATE RELEASE**

Las Vegas, NV January 5, 2006. CRYSTALIX GROUP INTERNATIONAL, Inc. (OTCBB: CYXG) and its subsidiary Lazer-Tek Designs are excited to announce that on December 29, 2005 they entered into an Asset Purchase Agreement with U.C. Laser, Ltd. of Israel (DBA Crystal Impressions). Crystalix has agreed to purchase all of U.C. Laser’s assets used in conjunction with the marketing, manufacturing and distribution of its decorative sub surface laser art products. The assets to be acquired include U.C. Laser’s subsidiaries, Crystal Impressions and CIC Laser Technologies of Shanghai, China, as well as U.C. Laser’s world wide exclusive license for its innovative sub surface laser color technology.

Management believes that the merger of these two industry leaders formerly operating and competing separately as Crystalix and Crystal Impressions, will result in the creation of a new entity, to be known as SEAENA, which will be positioned to become the clear leader in this rapidly growing market. SEAENA owns the controlling interest in Laser Designs International, LLC, the patent owner for sub surfacing laser decorative imaging, and also will have exclusive rights to the license for the color technology, thereby creating a milestone in the industry by consolidating the two front runners in innovation, technology and production. SEAENA’s headquarters will be based in Las Vegas with manufacturing and sales facilities now spanning the world, becoming the first global corporation in the industry. Management is proud that SEAENA will emerge as the largest manufacturer of sub surface decorative laser art products upon completion of the acquisition.

Management believes that the merger is a perfect business decision for the shareholders, clients and employees of both Companies. “It creates an unparalleled opportunity for these two customer service and success oriented organizations to unify with a focus on the delivery of high quality, state of the art patented products worldwide and in a timely manner, something never before seen in this industry” said Kevin T. Ryan, Chairman and CEO of Crystalix.

Crystalix Group International, Inc. is a leading manufacturer, distributor and marketer of laser subsurface engraved optical-quality glass products. Its principle products include 2d and 3d subsurface crystal products for both the retail and corporate/promotional marketplace. Utilizing CGI’s controlling interest in Laser Design International (LDI) gives CGI patent protection in 23 countries for the proprietary patented process that creates the subsurface images.

U.C. Laser (DBA Crystal Impressions) has grown quickly from a small start-up company in 1996 to an established leading corporation in the industry, with a presence in over 1,000 retail stores world wide, with facilities in Israel, the United States, the United Kingdom, and the People’s Republic of China. It has developed a unique and innovative process in its research labs to create colors inside the sub surfaced laser image.

CONTACT:

Patty Hill

702-740-4616